Exhibit 99.1

News Release	Corporate Communications 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209	Phone: 703-412-3231 Fax: 703-412-3222

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 703-412-3231	Phone: 703-412-3216
E-mail: amanda.covington@atk.com	E-mail: michael.pici@atk.com

ATK Names Michael Callahan to Board of Directors

Arlington, Va., March 3, 2014 - ATK (NYSE: ATK) announced that Michael Callahan was elected as an independent director to the company’s board of directors and appointed to its Audit Committee, effective March 1, 2014. Mr. Callahan’s election increases the size of ATK’s board from eight to nine.

“Mike’s 36 years of leadership in the sporting goods and outdoor industry, combined with his public company management experience and cross-functional expertise, are a valuable addition to ATK,” said Chairman Ron Fogleman. “The board of directors will benefit from Mike’s perspective and input as the company expands its world leadership in the shooting sports and outdoor recreation markets.”

Since 2008, Mr. Callahan has served as the president and chief executive officer of Aspen Partners, a Utah-based consultant to the outdoor sporting industry. From 1990 to his retirement in 2008, he worked for Cabela’s, Inc., most recently as senior vice president for business development and international operations. Mr. Callahan also served in leadership positions for retail operations, marketing and merchandising. He was the owner and president of Sports Mercantile, Inc. in Bountiful, Utah and also worked for Gart Bros. Sporting Goods and Parker’s Outfitters in Colorado, and Sunset Sport Centers in Salt Lake City, Utah. Mr. Callahan served as the chairman and board member for NBFog, Inc. from 2010 until he retired in 2013 and served on the board of Bushnell until it was acquired by ATK in 2013.

Mr. Callahan has served on numerous boards, committees and task forces for the outdoor sporting industry, including chairman of the Congressional Sportsmen’s Foundation and vice chairman of the U.S. Sportsmen’s Alliance Outdoor Business Council. He is also a life member and member of numerous outdoor and conservation organizations. Mr. Callahan lives near Ogden, Utah.

ATK is an aerospace, defense, and commercial products company with operations in 22 states, Puerto Rico, and internationally. News and information can be found on the Internet at www.atk.com, on Facebook at www.facebook.com/atk, or on Twitter @ATK.

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